EXHIBIT 99.1

              RTIN Holdings, Inc. Announces Completion of Private
                               Placement Offering

Longview, TX - June 30, 2003 RTIN Holdings (NASD OTC BB: RTNH), the Company is pleased to announce today that it has completed a private placement with various accredited investors (the "Investors") for Two Million One Hundred Thousand Dollars ($2,100,000) of the company's restricted common stock and warrants, without any registration rights. The offering consisted of 100,000 units at Twenty One Dollars ($21) per unit with each unit consisting of 8 restricted common shares, 5 Series A Warrants, 5 Series B Warrants, and 25 Series C Warrants, all Warrants with a strike price of $1.50 per share. As part of the offering the Warrants have been issued to the Investors but are held by the Company's attorneys in escrow and will be returned back to the Company and cancelled upon the meeting of certain benchmarks established in the offering. If the benchmarks are not met then the Warrants are then exercisable by the Investors on a pro-rata basis based on predetermined benchmarks. Although there can be no guarantees, the Company's managements is confident that a majority, if not all, of the A, B and C Warrants will ultimately be returned to the Company and cancelled over the course of the next twelve months.

At the same time that this transaction was completed, these same Investors purchased a significant portion of the Series A Preferred stock from the Companies prior convertible holders and simultaneously therewith converted the newly acquired Series A Preferred to common stock. The Companies prior convertible holders also converted their remaining balance of Series A Preferred to common stock thus eliminating all convertible instruments as of the close of this transaction on June 27, 2003. In addition, the Company has settled the long-running litigation between it and it's prior convertible holders as announced in a press release earlier today.

Curtis A. Swanson, President of RTIN Holdings, Inc. stated, "This is a major step forward for this Company and our shareholders. This transaction provides the Company with the capital required to move forward with our expansion plans for the Safe Med Systems and Safescript Pharmacies divisions and to close on the MedEx Systems and Pegasus Pharmacy acquisitions while at the same time eliminating all convertible instruments from our capital structure." Mr. Swanson went on to say, "We are very pleased with these developments and are excited to be working with our new Investors to position the Company for national growth and exposure."

RTIN Holdings, Inc. is a public holding company with two operating subsidiaries, Safe Med Systems, Inc. and Safescript Pharmacies, Inc. Safe Med Systems, Inc.
(TM) is a medical communications/technology company that provides state-of-the-art, hand-held prescription units loaded with patent-pending software and secure, broadband wireless technology. Safescript Pharmacies, Inc.
(TM) is the preferred retail pharmacy provider that specializes in filling prescriptions generated by the Safe Med Systems technology. For additional information please visit our websites at www.rtinholdings.com and www.safemedinc.com

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Contact: Curtis Swanson, President at cswanson@rtinholdings.com or 903-295-6800.

Certain statements in this news release may constitute "forward-looking" statements within the meaning of section 21E of the securities and Exchange Act of 1934. The Company believes that its expectations, as expressed in these statements are based on reasonable assumptions regarding the risks and uncertainties inherent in achieving those expectations. These statements are not, however, guarantees of future performance and actual results may differ materially. Other risk factors are listed in the most recent Annual Report on Form 10-KSB and Quarterly Report on Form 10-QSB filed with the Securities and Exchange Commission. Such forward-looking statements involve risks,